Exhibit 99.3

INDEX TO THE FINANCIAL STATEMENTS

LOOKSMART, LTD. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To	the Board of Directors and Stockholders of LookSmart, Ltd. and Subsidiaries

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of LookSmart, Ltd. and its Subsidiaries (the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for goodwill and other intangible assets during 2002 in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/S/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California

March 5, 2004, except as to Note 20,

which is as of December 15, 2004

LOOKSMART, LTD.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$63,866	$47,696
Short-term investments	6,068	3,568
Trade accounts receivable, net of allowance for doubtful accounts of $2,504 and $2,962 at December 31, 2003 and 2002	22,265	15,852
Due from related party	—	1,438
Prepaid expenses	2,308	2,048
Other current assets	372	428

Total current assets	94,879	71,030
Property and equipment, net	8,444	9,404
Security deposits and other assets	6,124	5,086
Intangible assets, net	5,713	6,182
Goodwill	10,932	8,852

Total assets	$126,092	$100,554

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Other accrued liabilities	$26,515	$18,376
Deferred revenue	5,362	7,798
Trade accounts payable	3,600	3,333
Capital lease obligations—current portion	57	63
Notes payable, current portion	44	1,125
Income taxes payable	31	53

Total current liabilities	35,609	30,748
Capital lease obligations	—	63
Long term debt	283	983
Other long term liabilities	3,903	858

Total liabilities	39,795	32,652
Commitments and contingencies (Note 8)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 at December 31, 2003 and 2002; Issued and Outstanding: none at December 31, 2003 and 2002	—	—
Common stock, $.001 par value; Authorized: 200,000 at December 31, 2003 and 2002; Issued and Outstanding: 107,808, and 101,421 at December 31, 2003 and 2002	106	100
Additional paid-in capital	261,792	249,244
Other equity	773	718
Accumulated deficit	(176,374)	(182,160)

Total stockholders’ equity	86,297	67,902

Total liabilities and stockholders’ equity	$126,092	$100,554

The accompanying notes are an integral part of these consolidated financial statements.

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(LOSS)

(In Thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Revenues:
Listings	$119,528	$78,475	$66,374
Licensing	15,304	14,699	14,868

Total revenues	134,832	93,174	81,242

Cost of revenues	70,221	40,048	19,543

Gross profit	64,611	53,126	61,699

Operating expenses:
Sales and marketing	14,449	15,644	39,514
Product development	26,256	22,489	29,400
General and administrative	10,499	9,645	9,985
Amortization of goodwill	—	—	4,630
Asset impairment and restructuring charges	4,006	—	15,749

Total operating expenses	55,210	47,778	99,278

Income (loss) from operations	9,401	5,348	(37,579)
Non-operating income (expense):
Other expense, net	(1,678)	(76)	119
Interest income	613	902	3,476
Interest expense	(112)	(4,938)	(11,295)
Gain from extinguishment of debt	—	32,558	—
Share of joint venture loss	(563)	(3,707)	(9,562)

Income (loss) from continuing operations before income taxes and extraordinary gain	7,661	30,087	(54,841)
Income tax expense	(354)	(8)	(77)

Income (loss) from continuing operations before extraordinary gain	7,307	30,079	(54,918)
Loss from discontinued operations, net of tax	(1,723)	(2,147)	(4,649)

Income (loss) before extraordinary gain	5,584	27,932	(59,567)
Extraordinary gain from the purchase of BTLS joint venture entities, net of tax	202	—	—

Net income (loss)	5,786	27,932	(59,567)
Other comprehensive income (loss):
Change in unrealized gain (loss) on securities during the period	1	(1)	334
Change in translation adjustment	729	458	(145)

Comprehensive income (loss)	$6,516	$28,389	$(59,378)

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(LOSS)

(In Thousands, except per share data)

	Year Ended December 31,
	2003	2002	2001
Net income (loss) per common share:

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.07	$0.31	$(0.60)
Loss from discontinued operations	(0.01)	(0.02)	(0.05)

Net income (loss)	0.06	0.29	(0.65)

Diluted net income (loss) per share:
Income (loss) from continuing operations	0.07	0.29	(0.60)
Loss from discontinued operations, net of tax	(0.02)	(0.02)	(0.05)

Net income (loss)	$0.05	$0.27	$(0.65)

Weighted average shares outstanding used in per share calculation—basic	103,697	96,874	91,815
Weighted average shares outstanding used in per share calculation—diluted	108,739	103,197	91,815

The accompanying notes are an integral part of these consolidated financial statements.

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In Thousands)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Other Equity (Deficit)	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2000	91,569	92	234,539	(4,884)	(150,525)	79,222
Common stock issued upon exercise of stock options	1,047	1	331	—	—	332
Common stock issued for acquisitions	68	—	—	—	—	—
Common stock issued upon exercise of warrants	2	—	—	—	—	—
Common stock issued for employee stock purchase plan	318	—	232	—	—	232
Stock-based compensation	—	—	(261)	3,497	—	3,236
Unrealized gain on securities	—	—	—	334	—	334
Translation adjustment	—	—	—	(145)	—	(145)
Net loss	—	—	—	—	(59,567)	(59,567)

Balance at December 31, 2001	93,004	93	234,841	(1,198)	(210,092)	23,644

Common stock issued upon exercise of stock options	2,414	2	2,722	—	—	2,724
Common stock issued for acquisitions	4,584	4	7,850	—	—	7,854
Common stock issued for employee stock purchase plan	403	—	659	—	—	659
Common stock issued to BT for forgiveness of debt	1,000	1	2,499	—	—	2,500
Common stock issued in connection with Futurecorp disposal	16	—	41	—	—	41
Unearned compensation – Wisenut acquisition	—	—	—	(378)	—	(378)
Stock-based compensation	—	—	539	1,837	—	2,376
Stock options issued to non-employees	—	—	93	—	—	93
Unrealized loss on securities	—	—	—	(1)	—	(1)
Translation adjustment	—	—	—	458	—	458
Net income	—	—	—	—	27,932	27,932

Balance at December 31, 2002	101,421	$100	$249,244	$718	$(182,160)	$67,902

Common stock issued upon exercise of stock options	4,825	5	6,435	—	—	6,440
Common stock issued for acquisitions	217	1	3,614	—	—	3,615
Common stock issued for employee stock purchase plan	493	—	558	—	—	558
Common stock issued upon exercise of warrants	852	—	913	(913)	—	—
Stock-based compensation	—	—	772	238	—	1,010
Unrealized gain on securities	—	—	—	1	—	1
Translation adjustment	—	—	—	729	—	729
Tax benefit related to stock plans	—	—	256	—	—	256
Net income	—	—	—	—	5,786	5,786

Balance at December 31, 2003	107,808	$106	$261,792	$773	$(176,374)	$86,297

The accompanying notes are an integral part of these consolidated financial statements.

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$5,786	$27,932	$(59,567)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share of joint venture loss	563	3,707	9,562
Depreciation and amortization	7,836	7,530	14,070
Stock compensation	1,010	2,376	3,236
Impairment of goodwill and intangible assets	—	—	14,488
Loss from discontinued operations	—	972	—
Non-cash accrued interest on debt	—	5,203	—
Debt forgiven	—	(32,558)	—
Net (gains) losses from the sales of property and equipment	—	157	—
Warrants and other non-cash charges	(113)	141	446
Extraordinary gain from the purchase of BTLS joint venture entities	(202)	—	—
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Trade accounts receivable, net	(6,413)	(6,820)	9,464
Prepaid expenses	(260)	100	5,574
Other assets	905	(431)	3,553
Trade accounts payable	267	1,134	(5,091)
Other accrued liabilities	12,325	4,802	(15,894)
Deferred revenue	(2,436)	(1,312)	(4,470)
Minority interest	—	—	104

Net cash provided by (used in) operating activities	19,268	12,933	(24,525)

Cash flows from investing activities:
Acquisitions	(612)	311	—
Purchase of short-term investments	(2,500)	(3,450)	(14,653)
Proceeds from sale of short-term investments	—	14,228	4,036
Funding to joint venture and subsidiaries	(500)	(1,766)	(9,250)
Restricted cash	—	3,728	39,569
Payments for property, equipment and capitalized software development	(6,035)	(6,264)	(3,186)
Proceeds from the sale of property and equipment	12	130	—

Net cash provided by (used in) investing activities	(9,635)	6,917	16,516

Cash flows from financing activities:
Proceeds from issuance of notes	—	1,622	1,081
Repayment of notes	(1,190)	(1,927)	(16,450)
Proceeds from loan	—	—	—
Payment to settle debt with Transceptgate	—	(4,999)	—
Proceeds from issuance of common stock	6,998	3,127	672

Net cash provided by (used in) financing activities	5,808	(2,177)	(14,697)

Effect of exchange rate changes on cash	729	257	(145)

Increase (decrease) in cash and cash equivalents	16,170	17,930	(22,851)
Cash and cash equivalents, beginning of period	47,696	29,766	52,617

Cash and cash equivalents, end of period	$63,866	$47,696	$29,766

Supplemental disclosure of cash flow information (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

LOOKSMART, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

Nature of Business and Principles of Consolidation

LookSmart (the Company) is a provider of commercial search services and a developer of innovative web search solutions. The Company provides consumers with highly relevant search results through a distribution network that includes LookSmart.com and other portals and ISPs, while delivering targeted sales leads to online businesses.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in 20% to 50% owned partnerships and affiliates are accounted for by the equity method and investments in less than 20% owned affiliates, over which the Company does not exert any significant influence, are accounted for by the cost method.

In the first quarter of 2004, the Company signed agreements to sell certain of the assets and activities of its Australian, United Kingdom and Japanese subsidiaries. Accordingly, the consolidated results of operations have been reclassified to remove the results of the international operations from continuing operations for all periods presented in these consolidated financial statements. Results of the international operations are included in the separate line item Loss from discontinued operations, net of tax, for all periods presented in these consolidated financial statements. The results of these discontinued operations are summarized in Note 20 to these consolidated financial statements.

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior years’ balances have been reclassified to conform to the current year’s presentation. Prior to 2002, payments to distribution partners for referral of customers to our LookListings program were reflected as sales and marketing expense because LookSmart branding was associated with the promotion of these products. In 2002 and 2003, these costs are reflected in cost of revenue. The amount reclassified in 2002 was $2.8 million.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, short-term investments, trade accounts receivable, trade accounts payable, other accrued liabilities and income taxes payable are carried at cost, which approximates fair value due to the relatively short maturity of those instruments. Based upon borrowing rates with similar terms currently available to the Company, the carrying value of debt and notes payable approximates fair value.

Foreign Currencies

The balance sheets of the Company’s foreign subsidiaries, whose functional currency is their local currency, are translated into United States dollars at year-end rates of exchange. Revenues and expenses are translated at average rates for the year. The resulting translation adjustments are shown as a separate component of stockholders’ equity and as a component of comprehensive income (loss).

Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in Other Expense, net. Such exchange gains (losses) amounted to $(958,000), ($53,000) and $(14,000) for 2003, 2002, and 2001 respectively. The Company has not entered into foreign currency forward exchange contracts or any other derivative instruments.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost. The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

Investments

The Company accounts for investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). SFAS No. 115 requires the classification of investments in debt and equity securities with readily determinable fair values as “held-to-maturity,” “available-for-sale,” or “trading.” Except for declines in fair value that are not considered temporary, net unrealized gains or losses on these investments are reported as a component of comprehensive income (loss) in stockholders’ equity, net of tax.

The Company invests its excess cash in debt and equity instruments of high-quality corporate issuers. All highly liquid instruments with original maturities greater than ninety days and current maturities less than twelve months from the balance sheet date are considered short-term investments. These securities are classified as available-for-sale and carried at fair value, based on quoted market prices. At December 31, 2003, the Company’s short-term investments were primarily commercial paper with maturities in excess of 90 days.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 years
Furniture and fixtures	5 to 7 years
Software	2 to 3 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operating expenses. Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Internal Use Software Development Costs

The Company accounts for internal use software costs in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1). In accordance with the capitalization criteria of SOP 98-1, the Company has capitalized external direct costs of materials and services consumed in developing and obtaining internal-use computer software and the payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use computer software.

The Company’s capitalized software costs were $5.7 million and $3.6 million with related accumulated amortization of $1.5 million and $0.3 million at December 31, 2003 and 2002, respectively. Capitalized software costs are included in other assets and are amortized over two to three years.

Goodwill and Intangible Assets

In accordance with Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” goodwill and other intangibles with indefinite useful lives are no longer amortized but are reviewed periodically for impairment. With the adoption of SFAS 142 in the first quarter of 2002, the Company discontinued amortizing the remaining balances of goodwill.

The provisions of SFAS 142 require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference will be recorded.

The announcement of the termination of the Company’s distribution and licensing agreement with Microsoft was a SFAS 142 triggering event, which required the Company to perform the impairment tests at October 6, 2003, the date of the announcement. The Company did not record an impairment as a result of the event-driven analysis.

The Company reviews goodwill for potential impairment as of December 31 each year and did not record a goodwill impairment charge as a result of the 2003 review. The Company will continue to perform the goodwill impairment review annually or more frequently if facts and circumstances warrant a review.

Cash flow forecasts used in evaluation of goodwill and intangibles were based on trends of historical performance and management’s estimate of future performance.

SFAS 142 also requires that intangible assets with definite lives be amortized over their estimated useful life and reviewed for impairment in accordance with SFAS 144. The Company is currently amortizing acquired intangible assets with definite lives over periods from one to five years and the amortization expense is primarily classified as cost of product revenue in our consolidated statements of operations and comprehensive income (loss).

Impairment of Long-Lived Assets

The Company evaluates long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. SFAS 144 also amends ARB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company’s disposal of FutureCorp is presented as a discontinued operation in compliance with SFAS 144.

The announcement of the termination of the Company’s distribution and licensing agreement with Microsoft was a SFAS 144 triggering event, which required the Company to perform the impairment tests at October 6, 2003, the date of the announcement. The impairment analysis was performed based on discounted future cash flows. The Company did not record an impairment as a result of the event-driven analysis. Cash flow forecasts used in evaluation of long-lived assets were based on trends of historical performance and management’s estimate of future performance.

Stock-Based Compensation

The Company accounts for stock-based employee compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and related interpretations. Under APB No. 25, compensation cost is equal to the difference, if any, on the date of grant between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards SFAS 123 (“SFAS 123”), “Accounting for Stock-based Compensation,” established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company has elected to continue to apply the intrinsic value based method of accounting described above, and has adopted the disclosure requirements of SFAS 123 and related Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”). The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation. (in thousands, except per share data):

	2003	2002	2001
Net income (loss) as reported	$5,786	$27,932	$(59,567)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,010	2,376	3,236
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of tax	(18,126)	(23,357)	(33,233)

Pro forma net income (loss)	$(11,330)	$6,951	$(89,564)

Basic net income (loss) per share
As reported	$0.06	$0.29	$(0.65)
Pro forma	$(0.11)	$0.07	$(0.98)

Diluted net income (loss) per share
As reported	$0.05	$0.27	$(0.65)
Pro forma	$(0.11)	$0.07	$(0.98)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2003	2002	2001
Volatility	126%	122%	131%
Risk-free interest rate	2.97%	3.82%	4.56%
Expected lives (years)	4.4	4.4	4.6
Expected dividend yield	—	—	—

The weighted average fair value for options granted was $2.2593, $1.7599 and $1.0367 for 2003, 2002 and 2001, respectively. The fair value of options granted to independent contractors has been determined using the Black-Scholes model with the same assumptions as options granted to employees, except the expected option life, which was the duration of the consulting agreement. The fair value of options granted to consultants is recorded as consulting expense as services are provided and totaled $0.0 million, $0.1 million and $0.0 million for 2003, 2002 and 2001, respectively.

Net Loss Per Share

Statement of Financial Standards No. 128, “Earnings per Share,” (“SFAS 148”) establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the weighted average shares of common stock outstanding. Diluted earnings per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for convertible preferred stock and the treasury stock method for options and warrants.

Revenue Recognition

The Company generates revenues from listings and licensing. The Company exited the ecommerce segment in 2002 and ceased reporting the advertising segment in 2002, as the Company no longer manage advertising as a separate product. Revenues associated with listings products, including directory listings and affiliate commissions are generally recognized once collectibility is established, as delivery of services occurs, once all performance obligations have been satisfied, and when no refund obligations exist. Upfront fees are recognized ratably over the longer of the term of the contract or the expected relationship with the customer, which is currently estimated to be twelve months. This estimate is reviewed on an annual basis.

Affiliate revenues are included in listings revenue and are based on commissions received for participation in affiliate programs. Affiliate programs are programs operated by affiliate network services or online merchants, in which merchants pay traffic providers on a cost-per-acquisition basis. By participating in affiliate programs, the Company generates revenues when Internet users make a purchase from a participating merchant’s web site after clicking on the merchant’s listing in our search results. Revenues from affiliates are earned on a per-sale basis or as a percentage of sale rather than a per-click basis. Revenue is recognized in the period in which a merchant finalizes a sale and reports to the Company via its affiliate network.

Advertising revenues are included in listings revenue and are recognized as impressions or clicks are delivered over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of the period and collection of the resulting receivable is reasonably assured. Company obligations typically include guarantees of a minimum number of “impressions.” An impression is an appearance of an advertisement in pages viewed by users of the Company’s or its partners’ online properties.

Revenues associated with our licensing agreement with Microsoft are recognized in the period in which URLs are added to the database and the database is delivered to Microsoft, per the agreement, all performance obligations have been satisfied, and no refund obligations exist. Payments from Microsoft received in advance of delivery are recorded as deferred revenues. The Company recognizes quarterly licensing revenues under this contract based on the number of URL listings added to our database during the quarter relative to the total number of URL listings we are required to add to our database during the relevant six-month period. As a result, to the extent that we satisfy our database update obligations unevenly, the revenues we recognize under this contract may be skewed on a quarter-to-quarter basis.

The Company’s ecommerce revenues were generated by the sale of merchandise. Revenue is recognized at the time goods are shipped. In April 2002, the Company exited the ecommerce business.

Determination of collectibility of payments requires significant judgment on the part of management and includes performing initial and ongoing credit evaluations of customers. The Company provides a reserve for doubtful accounts receivable based upon expected collectibility, which reflects management’s judgment based on ongoing credit evaluation. In addition, the Company provides a reserve against revenue for estimated credits resulting from billing adjustments and sales adjustments in the event of product returns. The amount of this reserve is evaluated quarterly based upon historical trends.

Advertising Costs

Advertising costs are charged to sales and marketing expenses as incurred and amounted to $0.3 million, $0.6 million and $4.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Product Development Costs

Costs incurred in the classification and organization of listings within our directories and the development of new products and enhancements to existing products are charged to expense as incurred.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive Income

The Company has adopted the accounting treatment prescribed by Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Comprehensive Income.” The components of the Company’s “Comprehensive income (loss)” include no provision for United States or California State income taxes.

Concentration of Credit Risk and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company’s short-term investments are managed by one institution. The Company maintains an allowance for doubtful accounts receivable based upon expected collectibility.

The Company derived approximately 67% of our listings revenues in 2003 and approximately 60% of our listings revenues in 2002 from the Company’s relationship with Microsoft.

The Company derived 100% of the licensing revenues in 2003, 2002 and 2001 from the Company’s relationship with Microsoft.

On October 6, 2003, we announced that Microsoft will not renew its distribution and licensing agreement beyond January 15, 2004.

Segment Information

Starting on January 1, 2003, the Company has two operating segments: listings and licensing. The Company exited the ecommerce segment in 2002 and ceased reporting the advertising segment in 2002, as it no longer manages advertising as a separate product. With the exception of accounts receivable, deferred revenue and goodwill, information (for the purposes of making decisions about allocating resources) available to the chief operating decision makers, the Chief Executive Officer and the Chief Financial Officer, of the Company does not include allocations of assets and liabilities or operating costs to the Company’s segments.

Combined revenues from foreign subsidiaries were 14% in 2003 and less than 10% in 2002 and 2001. International revenues in 2003 were derived from the Company’s operations in Australia, Japan and the United Kingdom, all of which were individually less than 10% of total revenue. International revenues in 2002 and 2001 were derived entirely from the Company’s Australian operation and were less than 10% of total revenue.

As of December 31, 2003 and 2002, all of the Company’s accounts receivable, intangible assets and goodwill related to the listings segment.

As of December 31, 2003 and 2002, deferred revenue by segment is as follows (in thousands):

	December 31,
	2003	2002
Listings	$5,362	$3,983
Licensing	—	3,815

Total	$5,362	$7,798

Recently Issued Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” This issue addresses how revenue arrangements with multiple deliverables should be divided into separate units of accounting and how the arrangement consideration should be allocated to the identified separate accounting units. EITF No. 00-21 is effective for fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a significant impact on the Company’s results of operations or financial position.

In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others.” FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The adoption of FIN No. 45, at the beginning of 2003, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after December 15, 2003. Disclosure requirements apply to any financial statements issued after January 31, 2003. The Company has considered the provisions of FIN No. 46 and believes it will not be necessary to include in the Company’s financial statements any assets, liabilities, or activities of BT LookSmart, Ltd., its joint venture with British Telecommunications.

In May 2003, the FASB issued Statement of Financial Accounting Standards No 149 (“SFAS 149”) “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 provides for certain changes in the accounting treatment of derivative contracts and is effective for contracts entered into or modified after June 30, 2003, except for certain provisions that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which will continue to be applied in accordance with their respective effective dates. The guidance will be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the Company’s consolidated financial statements.

Also in May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). This new statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. Most of the guidance in SFAS No. 150 was effective for all financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the Company’s third quarter of 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

2. Acquisitions:

The transactions below were recorded using the purchase method of accounting and the operating results of these acquisitions have been included in the Company’s results of operations since the date they were acquired. The purchase prices have been allocated to assets acquired and liabilities assumed based on their fair values on the acquisition dates.

WiseNut, Inc.

On April 2, 2002, the Company completed the acquisition of WiseNut, Inc. (“WiseNut”), a search engine technology company. The Company issued 2,646,000 shares of common stock at a price per share of $2.47, assumed 296,000 stock options with a fair value of $0.7 million, incurred direct costs of the transaction in the amount of $0.5 million and recorded a liability in the amount of $0.9 million in exchange for all the outstanding capital stock of WiseNut. Of the total assumed stock options, approximately 132,000 stock options with an intrinsic value of $0.4 million were unvested. In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” these unvested options were accounted for as deferred stock-based compensation and are being recognized over their related vesting periods.

The common stock issued was valued in accordance with EITF Issue No. 99-12, “Determination of the measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination,” using the average of the closing prices of the Company’s common stock for the two days prior to the date of, and the two days after the announcement date of March 12, 2002. The assumed stock options were valued using the Black-Scholes valuation model using a volatility rate of 130%, a risk-free interest rate of 4.3% and an estimated life of four years.

The allocation of the purchase price was to tangible and intangible assets, unearned compensation and liabilities assumed. Approximately $6.5 million was allocated to existing search technology and $0.1 million was allocated to an existing customer contract. These amounts were determined through established valuation techniques in the technology industry. Technology acquired is amortized over a seven-year period and the acquired customer contract was amortized through November 2002, when the contract expired.

Under the terms of the acquisition agreement, 1.9 million shares of common stock were placed in an escrow account to secure certain seller representations and warranties for a period of up to 18 months. In 2003, the escrow shares were released in accordance with the agreement. The fair value of these shares was determined using the average of the closing prices of the Company’s common stock for the two days prior to the date of, and the two days after the announcement date of March 12, 2002, as there were no changes to the number of shares released, and were recorded as goodwill and assigned to the Listings segment.

The following table presents details of WiseNut’s assets and liabilities acquired by the Company (in thousands):

Cash and cash equivalents	$311
Other current assets	165
Fixed assets	1,327
Technology	6,460
Customer contract	80
Accrued liabilities	(195)
Deferred compensation	378
Goodwill	2,939

Net assets acquired	$11,465

The following unaudited pro forma results of operations reflect the combined results of LookSmart and Wisenut for the year ended December 31, 2002, as if the business combination occurred as of the beginning of the year (in thousands, except per share amounts).

Revenue	$93,244
Net income	$26,378

Net income per share –
Basic	$0.27
Diluted	$0.26

Weighted average shares outstanding used in per share calculation –
Basic	96,874
Diluted	103,197

Grub, Inc.

In January 2003, the Company acquired intellectual property rights from Grub, Inc. and an individual for total consideration of $1.3 million, consisting of $0.6 million cash payment, including $12,000 of direct costs and the issuance of 217,000 shares of LookSmart common stock valued at $0.7 million.

The intellectual property rights are classified as intangible assets on the balance sheet and have an estimated useful life of three years.

3. Property and Equipment:

Property and equipment consisted of the following (in thousands):

	December 31,
	2003	2002
Computer equipment	$20,682	$18,077
Furniture and fixtures	1,933	1,276
Software	4,090	4,040
Leasehold improvements	2,783	2,931

	29,488	26,324
Less accumulated depreciation and amortization	21,044	16,920

Property and equipment, net	$8,444	$9,404

Cost related to assets under capital lease obligations at December 31, 2003 and 2002 was $0.1 million. Accumulated amortization related to assets under capital lease obligations at December 31, 2003 and 2002 was $0.1 million and $8,000, respectively.

Depreciation and amortization expense was $5.9 million, $5.8 million, and $6.5 million for 2003, 2002 and 2001, respectively.

4. Goodwill and Intangible Assets

The Company’s intangible assets consist primarily of purchased technology and have estimated useful lives of 3 to 7 years. The Company has reassessed the expected useful lives of existing intangible assets. This reassessment did not result in any significant changes to the useful lives.

	December 31,
	2003	2002
Goodwill	$13,626	$11,546
Less accumulated amortization	2,694	2,694

Goodwill, net	$10,932	$8,852

Intangible assets	$9,763	$8,474
Less accumulated amortization	4,050	2,292

Intangible assets, net	$5,713	$6,182

Intangible asset amortization expense was $1.8 million and $1.5 million and $1.4 million for 2003, 2002 and 2001, respectively and was included in product development costs. Estimated future intangible amortization expense is as follows (in thousands):

Year	Estimated Remaining Amortization of Intangibles
2004	$1,357
2005	1,357
2006	923
2007	923
2008	923
Thereafter	230

The reconciliation of net income (loss) to adjusted net income (loss) as if there had been no goodwill amortization in any period presented is as follows for the year ended December 31, 2001. There was no goodwill amortization for the years ended December 31, 2002 and 2003 (in thousands, except per share amounts):

Year ended December 31, 2001

Reported net loss	$(59,567)
Goodwill amortization	4,630

Adjusted net loss	$(54,937)

Reported basic and diluted earnings per share:
Reported net loss	$(0.65)
Goodwill amortization	0.05

Adjusted net loss	$(0.60)

5. Other Accrued Liabilities:

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
Accrued compensation and related expenses	$3,798	$1,960
Restructuring reserve related to severance costs	1,074	—
Accrued distribution and partner costs	17,288	15,129
Other	4,355	1,287

	$26,515	$18,376

6. Notes Payable:

Future principal payments under notes payable at December 31, 2003 are as follows (in thousands):

Year	Payments
2004	$44
2005	48
2006	53
2007	58
2008	63
Thereafter	61

Total	$327

In January 2000, the Company issued an unsecured promissory note in the principal amount of $472,000 to its landlord. The note bears interest at 9% per annum and is payable in equal monthly installments over a term of 10 years. As of December 31, 2003, the balance of this note was $0.3 million.

7. Income Taxes:

The primary components of the net deferred tax asset are as follows (in thousands):

	December 31,
	2003	2002
Deferred tax asset:
Net operating losses	$52,931	$51,335
Depreciation and amortization	6,366	7,848
Accruals and reserves	3,906	1,585
Compensation	638	691

Total deferred tax assets	63,841	61,459
Less: valuation allowance	(63,841)	(61,459)

	$—	$—

As of December 31, 2003, the Company has net operating loss (NOL) carryforwards of approximately $129 million, $95 million and $3 million for federal, state and foreign tax purposes, respectively. Pursuant to the provisions of Section 382 of the Internal Revenue Code, utilization of the NOLs is subject to annual limitations through the year 2011 due to a greater than 50% change in the ownership of the Company which occurred during 1997 and 1998. These loss carryforwards expire from 2004 to 2017. Included in the NOL carryforwards are losses resulting from the exercise of stock options totaling $46 million and $42 million for federal and state purposes, respectively.

For the tax years 2003 and 2002, the State of California has suspended the utilization of prior year NOLs. As a result, the Company has offset the taxable income for California for 2003 and 2002 with current and prior year tax credits.

In 2003, the Alternative Minimum Tax (AMT) limitation of NOL usage to 90% of federal tax liability resulted in federal tax of $0.2 million. In 2002, the AMT limitation was suspended.

In the fourth quarter of 2003, the Company implemented a tax planning strategy, which significantly reduced the overall effective rate for the year, and resulted in a reduction in income tax expense of $0.4 million.

The difference between the Company’s effective income tax rate and the federal statutory rate is reconciled below:

	Year ended December 31,
	2003	2002	2001
Federal statutory rate	34%	34%	(34)%
Permanent differences	10.1	9.3	11.9
State taxes, including permanent differences	0.1	1.5	(3.8)
Change in valuation allowance	(43.5)	(44.1)	24.5
Other	3.9	(0.7)	1.3

Total	4.6%	0.0%	(0.1)%

8. Commitments and contingencies:

Operating Leases

The Company leases office space under non-terminable operating leases that expire at various dates through 2009.

Future minimum payments under all operating leases, in total and net of minimum sublease income, at December 31, 2003 are as follows (in thousands):

	Operating Leases	Operating Leases, Net of Sublease Income
Year:
2004	$4,850	$4,472
2005	4,588	4,588
2006	4,622	4,622
2007	4,689	4,689
2008	4,751	4,751
Thereafter	4,412	4,412

Total	$27,912	$27,534

Rent expense under all operating leases for 2003, 2002, and 2001 amounted to $3.8 million, $4.1 million and $2.6 million (net of sublease income of $0.9 million, $1.4 million and $2.3 million), respectively. Under the terms of the office lease agreement for the Company’s headquarters, the Company has two consecutive options to extend the term, each for a five-year period.

The Company has a $1.6 million Standby Letter of Credit (“SBLC”) with a financial institution in support of the building lease of the Company’s headquarters.

The above SBLC contains two financial covenants, the first requiring a minimum net worth of $7 million and the second requiring minimum liquid assets, as defined by the agreement, of $40 million. At December 31, 2003, the Company was in compliance with both covenants.

Capital Leases

In November 2002, the Company entered into an agreement for the lease of telephone equipment. At December 31, 2003, the balance of the lease was $0.1 million. The amount outstanding includes interest of $2,000 and has been classified as current as the remaining portion of the lease will be paid during 2004.

Guarantees and Indemnities

The Company adopted FIN 45 at the beginning of 2003. During its normal course of business, the Company has made certain guarantees, indemnities and commitments under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to the Company’s customers and distribution partners in connection with the sales of its products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. Historically, we have not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

Legal Proceedings

In May 2002, Legal Staffing Partners, Inc., an express listing customer, filed a proposed class action lawsuit in Superior Court in San Francisco County. The complaint alleged breach of contract, unfair business practices and false advertising in connection with the launch of the Company’s new Small Business Listings product announced in April 2002. The complaint sought restitution, unspecified compensatory damages, injunctive relief and attorneys’ fees. In July 2002, Curt Kramer, an express listing customer, filed a proposed class action lawsuit in Superior Court in San Francisco County alleging claims that were substantially similar to those alleged by Legal Staffing Partners. In October 2002, the two plaintiffs agreed to withdraw their complaints and file a single consolidated amended complaint containing substantially the same allegations as the prior two complaints. In June 2003, the Company reached a tentative agreement to settle the matter and in October 2003, the Superior Court approved the settlement. All liabilities related to legal expenses have been either paid or recorded in 2003.

JV Funding

Pursuant to the settlement agreement with British Telecommunications (“BT”) for the dissolution of the joint venture (Note 14), LookSmart and BT are jointly liable for the costs incurred to shut down operations of the joint venture. The Company does not expect to incur significant additional expenses to shut down the joint venture.

9. Stockholders’ Equity:

Convertible Preferred Stock

The Company’s charter authorizes the board of directors to issue up to 5,000,000 shares of $0.001 par value preferred stock. At December 31, 2003, no shares of preferred stock were issued or outstanding.

Warrants

In 1998, the Company issued a warrant to Cox Interactive Media to purchase 1,500,000 shares of common stock at an exercise price of $2.50 per share as part of a strategic alliance. The warrant was exercised in 2003 for 0.4 million shares.

In 1998, the Company issued a warrant to purchase up to 480,000 shares of common stock at an exercise price of $0.41833 per share in connection with a financing agreement. This warrant was exercised in 2003 for 0.4 million shares.

In 1999, the Company granted warrants to purchase 120,000 shares of common stock at an exercise price of $1.25 per share to two individuals in connection with their employment. As of December 31, 2003, 87,181 of these warrants had been exercised. Of the remaining 32,819 warrants, 14,070 were vested and 18,749 were expired. The remaining vested warrants expire in June 2004.

In October 2000, the Company acquired Zeal Media and assumed warrants to purchase 21,188 shares of common stock at $9.04 per share in connection with the acquisition. As of December 31, 2003, 7,138 of these warrants had expired, leaving 14,050 warrants vested and outstanding. These warrants expire over a range of dates from April 2005 to September 2005. The fair value of the warrants was recorded as part of the purchase price of Zeal.

As of December 31, 2003, there were outstanding warrants to purchase 28,120 shares of common stock, as follows:

Date of grant	Number of warrants	Exercise price per share	Expires
June 1999	14,070	$1.25	June 2004
October 2000	14,050	$9.04	April 2005 to September 2005

Chess Depository Interests

On February 25, 2000, the Company completed the listing of approximately 90 million Chess Depository Interests, or CDIs, on the Australian Stock Exchange, or ASX, under the trading symbol “LOK”. The Company completed the listing in order to enable investors that prefer to invest in ASX-listed companies to acquire an equity interest in LookSmart. All of the shares of LookSmart common stock exchangeable for the CDIs were offered by selling stockholders. The Company did not issue any new securities in connection with, or receive any proceeds from, the listing of the CDIs. Each CDI is freely exchangeable into 0.05 shares of LookSmart common stock at the option of the holder.

Stock-Based Compensation

In connection with the grant of certain stock options to employees, non-employees and members of the Board of Directors and in connection with certain acquisitions, the Company recorded stock compensation expense as follows (in thousands):

	2003	2002	2001
Amortization of deferred stock compensation	$819	$1,837	$3,236
Stock compensation related to variable options	191	539	—

Total stock-based compensation	$1,010	$2,376	$3,236

Stock Option Plans

In December 1997, the Company approved the 1998 Stock Option Plan (the “Plan”). In October 2000, the Company acquired Zeal Media, Inc. and assumed all the stock options outstanding under the 1999 Zeal Media, Inc. Stock Plan (the “Zeal Plan”). In April 2002, the Company acquired WiseNut, Inc. and assumed all the stock options outstanding under the WiseNut, Inc. 1999 Stock Incentive Plan (the “WiseNut Plan”). The Company has reserved 19,667,816 and 24,492,647 shares of common stock for issuance under its stock option plans at December 31, 2003 and December 31, 2002, respectively. Outstanding stock options generally become exercisable over a three or four year period from the grant date and have a term of ten years. Under the Plan, the Company may grant incentive stock options, nonqualified stock options and stock purchase rights to employees, directors and consultants.

In February 2001, the Company offered an exchange of options to certain option holders under the Plan. The option holders were allowed to exchange their existing options for options with a lower exercise price of $2.50 per share and were required to surrender certain supplemental options granted in 2000 (the “Special Options”). The terms and conditions of the new options are the same as those under the Plan, except that the option term expires in December 2005 and the options are nonqualified. A total of 5,410,864 options, ranging in price from $4.5313–$68.4375 per share, were cancelled and reissued under this offer and are considered variable options. A total of 2,302,735 Special Options ranging in price from $6.1563–$43.00 were surrendered and cancelled without reissuance. Under the provisions of FIN No. 44, “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25,” options that were granted within six months of these cancelled options must be accounted for as variable options (the “Variable Options”). A total of 767,430 Variable Options at exercise prices ranging from $0.68–$2.50 per share were granted within six months of this cancellation and therefore are also considered Variable Options. The effect of the Variable Options on the Company’s financial statements varies and depends upon the price of the Company’s common stock on the last trading day of each fiscal quarter.

As of December 31, 2003, 17,227,731 options were outstanding and 2,440,085 shares remained available for grant under the Company’s plans. Stock option activity under the plans during the periods indicated is as follows (in thousands, except for per share data):

	Outstanding Options Number of Shares	Weighted Average Exercise Price Per Share
Balance at December 31, 2000	13,531	$13.26
Granted	15,612	$1.65
Exercised	(1,047)	$0.32
Cancelled	(12,262)	$14.73

Balance at December 31, 2001	15,834	$1.53
Granted	7,880	$1.75
Exercised	(2,414)	$1.13
Cancelled	(2,961)	$1.88

Balance at December 31, 2002	18,339	$1.60
Granted	5,948	$2.73
Exercised	(4,825)	$1.33
Cancelled	(2,234)	$2.10

Balance at December 31, 2003	17,228	$2.00

The Company accounts for employee stock options under APB No. 25 and related interpretations. For 2003, 2002 and 2001, the Company recorded deferred compensation of $0.2 million, $0.4 and $0.0 respectively, for stock option grants related to the options assumed in the WiseNut acquisitions.

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/03	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of 12/31/03	Weighted Average Exercise Price
$ 0.0095–1.0700	3,772,169	8.15	$0.8677	1,275,773	$0.7015
1.1600–1.4375	3,231,581	8.16	$1.3364	1,724,640	$1.3425
1.4500–2.5000	5,028,476	5.41	$2.0854	3,446,247	$2.2098
2.5300–20.0000	5,195,005	9.11	$3.1570	956,389	$3.7111
30.8750–30.8750	500	5.73	$30.8570	500	$30.8750

$ 0.0095–30.8750	17,227,731	7.64	$2.0022	7,403,549	$1.9437

As of December 31, 2002 and 2001, there were 7,036,810 and 5,351,323 options exercisable, respectively.

Employee Stock Purchase Plan

In July 1999, the stockholders approved the 1999 Employee Stock Purchase Plan. At December 31, 2003, a total of 1,750,000 shares of common stock were reserved for issuance under the Plan, plus annual increases on January 1 of each year, beginning in 2000. In January 2003, the Board of Directors authorized an additional 250,000 shares to be added to the Plan, bringing the total authorized shares to 2,000,000. As of December 31, 2003, 1,613,677 shares have been issued under the 1999 Purchase Plan and 386,323 shares remain available for purchase.

10. Other Equity Items:

Other equity items consist of the following (in thousands):

	December 31,
	2003	2002
Warrants	$—	$913
Unearned Compensation	(107)	(345)
Unrealized gain (loss) on securities	1	—
Translation adjustments	879	150

	$773	$718

11. Net Income (Loss) Per Share:

In accordance with the requirements of SFAS No. 128, a reconciliation of the numerator and denominator of basic and diluted net income (loss) per share is provided as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2003	2002	2001
Numerator—Basic and diluted:
Net income (loss) from continuing operations	$7,307	$30,079	$(54,918)
Denominator
Weighted average common shares outstanding:
Shares used to compute basic EPS	103,697	96,874	91,815
Dilutive common equivalent shares:
Options	5,035	4,756	—
Warrants	7	377	—
Escrow Shares	—	1,190	—

Shares used to compute diluted EPS	108,739	103,197	91,815

Net income (loss) from continuing operations per share:
Basic	$0.07	$0.31	$(0.60)
Diluted	$0.07	$0.29	$(0.60)

Options and warrants to purchase common stock are not included in the diluted income (loss) per share calculations if their effect is antidilutive. The antidilutive securities included potential common stock relating to stock options and warrants as follows (in thousands):

	As of December 31,
	2003	2002	2001
Options	2,202	2,289	15,834
Warrants	34	463	2,015

Total antidilutive shares	2,236	2,752	17,849

12. Investments:

In May 2000 the Company contributed certain assets and liabilities related to its Choicemall property to QSound Labs, Inc. in exchange for 1,000,000 shares of common stock. The Company sold 375,000 shares during 2000 and 625,000 shares during 2001. In 2001, the Company recognized net losses of $0.4 million related to the sale of the investment. These losses are reflected in Other Expense, Net.

In December 1999, the Company acquired 14.5% of the outstanding voting stock of Dstore Pty Ltd (Dstore,) a privately held company, for $0.3 million. This transaction was accounted for as an investment using the cost method of accounting. In December 2000, Dstore was acquired by Harris Scarfe, a third party. In connection with this transaction, LookSmart recorded a realized loss of approximately $0.2 million. The Company wrote off the remaining $90,000 investment in 2001 when Harris Scarfe filed bankruptcy. This write-off is reflected in Other Expense, Net.

13. Asset Impairment and Restructuring Charges

Asset Impairment

Goodwill and internally developed software associated with Inside the Web and LookSmart Live! were determined to be impaired in the first quarter of 2001 when the Company decided to discontinue offering these services. This resulted in an impairment charge of $6.0 million.

Goodwill related to Guthy-Renker was determined to be impaired in 2001 when the Company renegotiated and ultimately did not renew its agreement with Guthy-Renker Corporation. This resulted in an impairment charge of $5.4 million.

The revenues associated with Beseen declined during 2001, and the operations related to this acquisition were not expected to be profitable in the future. Accordingly, the Company determined that the BeSeen goodwill was impaired in the fourth quarter of 2001. This resulted in an impairment charge of $1.0 million.

In all the cases described above, the fair value of the goodwill was determined to be zero because the Company was terminating its activity related to these assets and expected no significant cashflows from these operations in the future.

In 2001, the Company incurred an impairment charge related to prepaid advertising contracts which were determined to have no value due to the termination of the underlying long-term advertising contracts. This resulted in an impairment charge of $1.2 million.

Restructuring Charges

In November 2003, the Company implemented a restructuring plan to eliminate 77 redundant positions in the United States due to the loss of the ongoing relationship with Microsoft. The reduction affected all departments within the Company. Of the 77 positions, 37 were from the Company’s editorial team, which is included in product development. The remaining positions included a reduction in the Company sales force of 25 positions, a reduction in the Company general and administrative departments of 12 positions and an additional reduction in the Company’s product development department of 3 positions. These reductions were designed to significantly reduce costs in 2004.

The restructuring included severance charges associated with the reduction in force of $0.8 million and costs related to closing redundant leased facilities of $3.1 million. These costs were classified as restructuring charges on the Statement of Operations and Comprehensive Income (Loss), and included in Operating Expenses. As of December 31, 2003 the restructuring liability was $4.2 million. Of this amount, $1.1 million was included in accrued liabilities and $3.1 million was included in deferred rent on the Consolidated Balance Sheet. The Company has not recorded any adjustments to the liability and all severance costs will be paid in the first quarter of 2004.

In January 2001, the Company recorded $2.1 million in severance costs related to a workforce reduction of 142 employees. Of the 142 employees, 22 were from operations departments included in Cost of Revenue, 19 were from Sales and Marketing departments, 95 were from Product Development and 6 were from General and Administrative departments. All severance benefits were paid in 2001 and were classified as restructuring charges on the Statement of Operations and Comprehensive Income (Loss).

14. British Telecommunications Joint Venture:

In February 2000, LookSmart entered into a joint venture agreement with British Telecommunications (BT). LookSmart and BT have equal equity interests in the joint venture, BT LookSmart, which provided localized directory services in Europe and Asia. The Company accounts for its investment in the joint venture using the equity method of accounting. The Company’s share of the joint venture’s net income or loss is reported as non-operating income or expense.

In December 2002, the Company and BT agreed to dissolve the joint venture. In connection with the dissolution, the Company recorded a gain from extinguishment of its note to Transceptgate, Limited of

$32.6 million. The gain from extinguishment resulted from the forgiveness of the Company’s note payable of $40.2 million to Transceptgate, Limited, offset by $3.5 million in cash paid and one million shares of the Company’s common stock, valued at $2.5 million given to Transceptgate, along with the return of $1.5 million in restricted cash to Transceptgate, Limited, and $0.1 million in accounting and legal fees associated with the transaction.

In June 2003, the Company consolidated its receivable from BT LookSmart and its payable to BT LookSmart into its investment. The Company also wrote down the investment by $0.3 million. The remaining investment balance at December 31, 2003 is $0.4 million, which reflects the estimated value upon final liquidation of the joint venture.

15. Supplemental Disclosure of Cash Flow Information (in thousands):

	Year Ended December 31,
	2003	2002	2001
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$112	$98	$21,265

Income taxes	$598	$106	$568

Noncash investing and financing activities:
Issuance of stock for settlement of BT loan	$—	$2,500	$—
Issuance of stock for disposal of Futurecorp	—	41	—
Issuance of stock for acquisitions and technology license	3,615	7,854	—
Assets purchased under capital lease	—	131	—
Cashless exercise of warrants	913	—	—

16. Related Party Transactions:

In 2001, the Company entered into a license agreement with Viator Ventures, Inc., a technology company wholly owned by a former executive officer of the Company. In February 2002, the Company exercised its contractual option to make the license exclusive. As consideration for the exclusivity, the Company paid $0.4 million and issued 300,000 shares of the Company’s common stock valued at $0.7 million to Viator Ventures. The license is classified as property and equipment on the balance sheet and has an estimated useful life of three years.

In 2001, the Company received $0.4 million from QSound Labs, Inc. (Note 12) for advertising sales. In the second quarter of 2001, the Company sold the remainder of its equity investment in QSound.

The Company had an ecommerce agreement with Guthy-Renker Corporation (“GRC”), one of the Company’s stockholders. The ecommerce agreement with GRC terminated pursuant to its terms on April 2, 2002. During 2002, the Company earned $1.0 million in revenue from GRC and paid $18,000 to GRC for marketing and administrative support. During 2001, the Company earned $10.0 million in revenue from GRC. and paid GRC $0.1 million for marketing and administrative support.

In 2002, the Company loaned Dianne Dubois, the Company’s former Chief Financial Officer, $0.3 million. The loan is interest-free and may be forgiven ratably over a period of four years, subject to certain performance measures being met. In addition, the Company has agreed to pay taxes due related to forgiveness of the loan and imputed interest. The amount forgiven, imputed interest and tax adjustments charged to operations were $16,000, $14,000 and $47,000, respectively, for the year ended December 31, 2003 and $47,000, $13,000 and $33,000 for the year ended December 31, 2002. Due to the resignation of the Chief Financial Officer in 2003, the outstanding unforgiven balance of $0.2 million is due no later than April 30, 2004.

As of December 31, 2002 the Company had a related party receivable of $1.4 million, from BT LookSmart (Note 14), which represented reimbursable distribution costs incurred for paid clicks provided by one of the Company’s distribution partners to BT LookSmart. This amount was classified on the balance sheet as “due from related party”. In June 2003, the Company consolidated its receivable from BT LookSmart and its payable to BT LookSmart into its investment. The Company also wrote down the investment by $0.3 million. The remaining investment balance at December 31, 2003 is $0.4 million, which reflects the estimated value upon final liquidation of the joint venture.

A member of the Company’s Board of Directors became a member of senior management of a significant customer in late 2003. Revenue associated with this customer was less than 5% of total revenue in 2003.

In the first quarter of 2003, as part of the dissolution of the joint venture, BT LookSmart transferred ownership of its directories and of its European and Japanese subsidiaries to LookSmart. The Company received net assets of $0.2 million along with the ongoing operating and revenue-generating relationships contained in these entities as part of the dissolution and settlement for nominal consideration. In connection with the acquisition of the joint venture entities, the Company recorded an extraordinary gain of $0.2 million, which represents the fair value of net assets we recorded in excess of the consideration paid upon the acquisition.

17. Employee Benefit Plan

The Company has a 401(k) retirement plan covering all eligible employees. Employees may contribute amounts ranging from 1% to 15% of annual salary, up to the maximum limits established by the Internal Revenue Service. The Company matches these contributions in cash up to 5% of annual salary. The Company modified its plan to allow a discretionary employer match effective January 1, 2004. Employees vest 100% immediately in their own contributions and 50% per year in Company matching contributions. Any employer contributions that are not vested are forfeited if an employee leaves the Company, but are reinstated if the employee returns to service within five years. The Company made matching contributions totaling $1.1 million, $0.9 million and $0.9 million for 2003, 2002, and 2001, respectively.

18. Loss from Discontinued Operations

In the first quarter of 2002, the Company transferred its 52.8% ownership interest in its consolidated subsidiary, Futurecorp, to the minority shareholders. The Company paid Futurecorp AU$90,000 (approximately US$47,000) and issued 16,437 shares of LookSmart common stock in connection with the transfer. As required by SFAS No. 144, the Company reported the results of operations of this component as a loss from discontinued operations of $1.0 million, which includes a $1.0 million loss on disposal in 2002. Revenue included in the loss from discontinued operations was $0.6 million and $2.1 million in 2002 and 2001, respectively. Pretax net income (loss) reported in discontinued operations was $63,000 and $2.1 million in 2002 and 2001, respectively. Loss from discontinued operations was $972,000 and $2,973,000 in 2002 and 2001, respectively.

19. Subsequent Events:

Sale of Australian Assets – In January 2004, the Company agreed to sell certain of the assets of its Australian subsidiary, and related intellectual property rights, to a subsidiary of Telstra Corporation Limited for the sum of approximately $ 0.7 million. The Company will continue to operate the subsidiary through the second quarter of 2004.

Restructuring – In the first quarter of 2004, the Company announced that it will eliminate an additional 29 redundant positions in the United States. Of the 29 positions, 13 were from the Company’s editorial team. The remaining positions included a reduction in the Company sales force of 8 positions, a reduction in the Company general and administrative departments of 1 position and a reduction in the Company’s product development department of 7 positions. This reduction will result in a $0.5 million restructuring charge in the first quarter of 2004.

20. Additional Subsequent Event – Discontinued International Operations:

In the first quarter of 2004, the Company signed agreements to sell certain of the assets and activities of its Australian, United Kingdom and Japanese subsidiaries.

Revenue and pretax net income (loss) from the discontinued international operations (excluding gain on disposal), previously included in the listings segment of the business, reported in discontinued operations were as follows (in thousands):

(000’s)	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
Revenue	$21,397	$2,854	$1,717

Pretax net income (loss) (excluding gain on disposal)	(1,501)	(1,263)	(1,619)
Tax impact	(222)	88	(57)
Gain on disposal	—	—	—

Net loss from discontinued operations	$(1,723)	$(1,175)	$(1,676)

The components of net assets related to the discontinued operations were as follows (in thousands):

(000’s)	December 31, 2003	December 31, 2002
Current assets	$10,986	$2,611
Property and equipment, net and security deposits	267	115
Security deposits	526	—
Current liabilities	(9,118)	(1,648)

Net assets of discontinued operations	$2,661	$1,078